EARNINGS PER SHARE COMPUTATIONS:
          MODIFIED TREASURY STOCK METHOD:

          Total exercise proceeds                             $12,712,869
                                                               ----------
          Period - end outstanding shares                       6,567,903
                                                               ----------
          20% of period - end outstanding shares                1,313,581
                                                             x
          Average share price during period                       $3.4375
                                                               ----------
          Proceeds used to purchase shares                      4,515,435
                                                               ----------
          Remaining proceeds                                    8,197,434

          Proceeds used to retire average debt                 12,813,451
                                                               ----------
          Remaining proceeds to be invested                   ($4,616,017)
                                                               ==========
          Adjusted Income (Loss):
            Net income(loss)                                    ($694,681)
            Dividends and accretion to preferred stock           (335,272)
                                                                ----------
          Adjusted Income (Loss)                               (1,029,953)

          Interest expense on retired debt      (10.25%)          328,345
          Interest income on proceeds invested  (2.5%)                  0
          Tax effect of interest adjustments    (40%)            (131,338)
                                                                ----------
          Net income (loss) for E.P.S. purposes                  (832,946)
                                                                ----------
          Shares:
            Weighted average shares outstanding                 6,397,598
            Weighted average equivalent shares outstanding      5,706,804
            20% of period - end outstanding shares             (1,313,581)
                                                                ---------
          Total shares for E.P.S. purposes                     10,790,821
                                                               ==========
          Net income (loss) per share                              ($0.08)
                                                               ==========

          Maximum income (minimum loss) per share:
            Adjusted Income (Loss)                            ($1,029,953)
                                                  divide by
            Weighted average shares outstanding                 6,397,598
                                                               ----------
          Net income (loss) per share                              ($0.16)
                                                               ==========